EXHIBIT 99-B.4.91

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT


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                                EXHIBIT 99-B.4.91

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

This Contract, and the Certificate, if any, is endorsed as shown below.

The CONTROL OF CONTRACT section of CONTRACT SCHEDULE I is deleted and replaced with the following:

The Contract Holder controls this Contract. By notifying us in writing, the Contract Holder may allow Participants to choose Investment Options for an Individual Account.

All rights in this Contract rest with the Contract Holder, who is entitled to all amounts held under this Contract. This Contract is designed to be used in connection with deferred compensation plans under Code Section 457(b) that are sponsored by tax-exempt, nonqualified, church-controlled organizations exempt from Title I of the Employee Retirement Income Security Act of 1974 (ERISA), and which are not churches, as defined in Code section 3121(w)(3)(A), as amended or qualified church-controlled organizations, as defined in Code section 3121(w)(3)(B), as amended. It is the Contract Holder's responsibility to determine the Plan's and sponsoring organization's status under ERISA and the Code. ALIAC is not responsible for making these determinations.


SECTION 1.15 (CLAIMS OF CREDITORS) is deleted and replaced with the following:

Individual Accounts are subject to the claims of the Contract Holder's general creditors. Individual Accounts are not subject to the claim of any creditor of a Participant or a beneficiary, except to the extent provided by law.


Endorsed and made part of this Contract, and the Certificate, if any, on the Effective Date of the Contract and Certificate.

                                                  /s/ Thomas J. McInerney

                                                  Thomas J. McInerney, President



E457b-C-01